Exhibit 99.1
DigitalOcean Appoints Chris Merritt to its Board of Directors
Brings broad, global perspective and deep go-to-market experience consistent with company’s long-term growth objectives

NEW YORK, April 18, 2023 — DigitalOcean Holdings, Inc. (NYSE:DOCN), the cloud for SMBs and startups, today announced the appointment of Chris Merritt to its board of directors. Chris brings decades of industry and global experience that will enable him to provide unique guidance as DigitalOcean continues to deliver simple, cost-effective cloud solutions designed to help the world’s small and medium-sized businesses grow.

"We are excited to welcome Chris to our board,” said Yancey Spruill, CEO of DigitalOcean. “With a broad set of experiences generating revenue with SMBs, across multiple industries and geographies, and different stages of scale, Chris will add valuable insights to the DigitalOcean board as we continue to build out a go-to-market effort.”

For the last ten years, Merritt served as Chief Revenue Officer and President of Field Operations of Cloudflare, where he led worldwide customer and revenue operations, giving him a relevant perspective apt for DigitalOcean’s growing global customer base.

Before Cloudflare, Chris held senior leadership roles at several global companies, including FedEx (Kinkos), Monster, and Yahoo!. Chris earned a degree in Industrial Engineering, Magna Cum Laude, from Auburn University and spent time at MIT’s Sloan Management School.

“I am excited and grateful for the opportunity to help DigitalOcean continue on its already remarkable trajectory and reach its full potential,” said Merritt. “The cause of helping to solve problems for SMBs, who need to maximize their limited resources, is not only a noble one but presents an incredible market opportunity. As large cloud players continue to pull themselves up to meet the needs of large enterprises, the real estate in the cloud space for SMBs is massive, growing, and global in scale. Small and medium-sized businesses need to be able to compete both locally and globally, and DigitalOcean’s platform is unparalleled in enabling them to do just that.”

About DigitalOcean
DigitalOcean simplifies cloud computing so businesses can spend more time creating software that changes the world. With its mission-critical infrastructure and fully managed offerings, DigitalOcean helps developers at startups and small and medium-sized businesses (SMBs) rapidly build, deploy and scale, whether creating a digital presence or building digital products. DigitalOcean combines the power of simplicity, security, community and customer support so customers can spend less time managing their infrastructure and more time building innovative applications that drive business growth. For more information, visit digitalocean.com.

Forward-Looking Statements
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Media Contact
Spencer Anopol
press@digitalocean.com

Investor Contact

Rob Bradley
investors@digitalocean.com